EXHIBIT 99.1
News Release

Contacts: Media – Barry L. Racey, Director, Government and Public Relations (513) 425-2749
Investors – Albert E. Ferrara, Jr., Senior Vice President, Corporate Strategy and Investor Relations (513) 425-2888

AK Steel Prevails on Key Claim in Patent Lawsuit

WEST CHESTER, OH, December 3, 2012 - AK Steel Corporation (NYSE:AKS) said today that the United States Court of Appeals for the Federal Circuit has issued a decision confirming that AK Steel has prevailed on a key claim in a patent infringement lawsuit brought against the company by two French units of ArcelorMittal. The suit, which was tried in the U.S. District Court in Delaware, alleged that AK Steel and two other steel producers have infringed upon a U.S. patent for aluminum-coated, boron-bearing carbon steel, used primarily for high-strength automotive applications.
On January 14, 2011, a jury found that AK Steel did not infringe the ArcelorMittal patent and that the patent was invalid. In its decision, the Court of Appeals affirmed a basis for the jury finding of no infringement, but reversed certain findings related to the validity of the patent and remanded the case for further proceedings. Those proceedings include a new trial with respect to AK Steel's claims that the patent is also invalid.
AK Steel said that, regardless of the outcome of the new trial on the validity of the patent, the Court of Appeals decision will allow the company to continue to offer the product for sale to customers in the United States.
AK Steel
AK Steel produces flat-rolled carbon, stainless and electrical steels, primarily for automotive, infrastructure and manufacturing, construction and electrical power generation and distribution markets. The company employs about 6,200 men and women in Middletown, Mansfield, Coshocton and Zanesville, Ohio; Butler, Pennsylvania; Ashland, Kentucky; Rockport, Indiana; and its corporate headquarters in West Chester, Ohio. Additional information about AK Steel is available on the company's web site at www.aksteel.com.
AK Tube LLC, a wholly-owned subsidiary of AK Steel, employs about 300 men and women in plants in Walbridge, Ohio and Columbus, Indiana. AK Tube produces carbon and stainless electric resistance welded (ERW) tubular steel products for truck, automotive and other markets. Additional information about AK Tube LLC is available on its web site at www.aktube.com.
AK Coal Resources, Inc., another wholly-owned subsidiary of AK Steel, controls and is developing metallurgical coal reserves in Somerset County, Pennsylvania. AK Steel also owns 49.9% of Magnetation LLC, a joint venture headquartered in Grand Rapids, Minnesota, which produces iron ore concentrate from previously mined ore reserves.

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